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Exhibit 99.22

News Release
May 26, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE REPORTS RESULTS OF THE SHAREHOLDER MEETING

    Carpinteria, CA—May 26, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) reported today the results of the vote of shareholders on the proposals put to vote at today's shareholders meeting.

    Daniel Geronazzo and Dr. Friedrich Goes were elected as Class II directors, serving a term until 2002. Wendell R. Anderson, Dr. Sadayappa Durairaj and Professor Dr. Peter Hofbauer were elected as Class III directors, serving a term until 2003. Turbodyne Technologies Inc.'s 2000 Stock Incentive Plan was approved by the shareholders. The proposed increase of the authorized number of shares of Common Stock from 60,000,000 to 99,000,000 shares was approved by the shareholders. Turbodyne's shareholders ratified the appointment of McGowan Guntermann as the independent certified public accountants of Turbodyne.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:
Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Investor Relations, Markus Kumbrink +49-69-975-44-665

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TURBODYNE REPORTS RESULTS OF THE SHAREHOLDER MEETING